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Freeport-McMoRan Copper & Gold Inc.
Reports Second-Quarter and Six-Month 2006 Results

HIGHLIGHTS

▪	Second-quarter 2006 net income of $367 million, $1.74 per share, compared with net income of $175 million, $0.91 per share, for the second quarter of 2005.
▪
Second-quarter 2006 sales for PT Freeport Indonesia (PT-FI), FCX’s Indonesian mining unit, totaled 220.1 million pounds of copper and 278.0 thousand ounces of gold, compared with 313.7 million pounds and 616.4 thousand ounces in the second quarter of 2005.

▪	Projected annual sales for 2006 approximate 1.2 billion pounds of copper and 1.7 million ounces of gold.
▪
FCX’s operating cash flows totaled $500 million for the second quarter of 2006. Assuming average prices of $3.00 per pound of copper and $600 per ounce of gold in the second half of 2006, full-year operating cash flows would approximate $1.6 billion. Second-quarter 2006 capital expenditures totaled approximately $58 million and are estimated to approximate $250 million for the year.

▪	Total debt as of June 30, 2006, approximated $1.1 billion, $714 million net of $358 million of cash. Total debt was reduced by $184 million during the first six months of 2006.
▪	Common stock dividends during the second quarter of 2006 totaled $199 million, $1.0625 per share, including $140 million ($0.75 per share) for a supplemental dividend paid on June 30, 2006.
▪	Second-quarter 2006 purchases of FCX common stock totaled 2.0 million shares for $100 million, averaging $49.94 per share.
▪
During the first six months of 2006, FCX completed financial transactions totaling $636 million, including $184 million in debt reductions and $452 million in cash to shareholders ($352 million, $1.875 per share, in common stock dividends and $100 million in common stock purchases).

NEW ORLEANS, LA, July 18, 2006 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported second-quarter 2006 net income applicable to common stock of $367.3 million, $1.74 per share, compared with net income of $175.2 million, $0.91 per share, for the second quarter of 2005. For the six months ended June 30, 2006, FCX reported net income of $618.9 million, $2.97 per share, compared with $305.6 million, $1.62 per share, in the 2005 period. Net income for the second quarter and first six months of 2006 included a gain of $8.6 million ($0.04 per share) from the disposition of land owned by Atlantic Copper, FCX’s wholly owned Spanish smelting unit. Net income for the first six months of 2006 also included losses of $38.1 million ($0.17 per share) on debt reductions.

SUMMARY FINANCIAL TABLE
	Second Quarter		Six Months
	2006	2005	2006		2005
	(In Thousands, Except Per Share Amounts)
Revenues	$1,426,202	$902,909	$2,512,324	(a)	$1,705,974
Operating income	739,327	430,443	1,271,077		788,042
Net income applicable to common stock(b)	367,255	175,247	618,905	(a)	305,642
Diluted net income per share of common stock(c)	$1.74	$0.91	$2.97	(a)	$1.62

Diluted average common shares outstanding(c)	222,111	219,990	221,794		220,516

a)	Includes a loss on the redemption of Gold-Denominated Preferred Stock, Series II totaling $69.0 million ($36.6 million to net income or $0.17 per share).
b)	After preferred dividends
c)	Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock. See Note f on page III.

James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “The combination of our world-class Grasberg operations and positive copper and gold markets continues to provide strong financial results. Favorable market conditions for our commodities are enabling us to return significant cash to our shareholders while we are taking actions to strengthen our balance sheet. The outlook for our business is positive. We are committed to realizing long-term values for our shareholders by producing our Grasberg open pit and underground resources in a safe and cost efficient manner and by continuing to add to these resources through our ongoing exploration and development activities.”

PT-FI PRODUCTION AND SALES
PT-FI mined lower grade ore and reported lower production and sales in the second quarter of 2006 than in the second quarter of 2005. PT-FI’s share of second-quarter 2006 production totaled 237.1 million pounds of copper and 307.3 thousand ounces of gold. PT-FI experienced weather-related shipping delays at the end of June, resulting in PT-FI’s share of second-quarter 2006 copper sales of 220.1 million pounds being lower than the previous estimate of 235.0 million pounds announced on June 5, 2006. PT-FI’s share of second-quarter 2006 gold sales of 278.0 thousand ounces slightly exceeded the previous estimate of 275.0 thousand ounces. As previously reported, in May 2006 PT-FI encountered a relatively small section of ore in the “6 North” pushback with abnormally high clay content, which adversely affected ore flow, mill recoveries and concentrate grades. Operations improved during June as PT-FI gained access to better ore types.
	Second Quarter		Six Months
	2006	2005	2006		2005
Copper (000s of recoverable pounds):
Production	237,100	302,300	458,400		637,900
Sales	220,100	313,700	445,300		641,800
Average realized price per pound	$3.33	$1.53	$3.27		$1.54
Gold (recoverable ounces):
Production	307,300	591,300	769,100		1,200,700
Sales	278,000	616,400	750,500		1,211,700
Average realized price per ounce	$613.77	$428.23	$492.73	(a)	$427.54

a)	Amount was $585.34 before revenue reduction resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

In the second quarter of 2006, copper ore grades averaged 0.72 percent and recovery rates averaged 84.1 percent, compared with 0.98 percent and 87.4 percent for the second quarter of 2005. Gold ore grades averaged 0.67 grams per metric ton (g/t) and recovery rates averaged 76.4 percent in the second quarter of 2006, compared with 1.43 g/t and 83.8 percent for the second quarter of 2005. Average ore grades are expected to improve in the second half of 2006 with the highest grades expected to be mined in the fourth quarter.

Mill throughput, which varies depending on ore types being processed, averaged 223,700 metric tons of ore per day in the second quarter of 2006 compared with 211,800 metric tons of ore in the second quarter of 2005. Mill rates are expected to average over 220,000 metric tons of ore per day in the second half of 2006.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 47,200 metric tons of ore per day in the second quarter of 2006, representing 21 percent of mill throughput. DOZ continues to perform above design capacity of 35,000 metric tons of ore per day. PT-FI is expanding the capacity of the DOZ underground operation to a sustained rate of 50,000 metric tons per day with the installation of a second crusher and additional ventilation, expected to be completed in mid-2007. PT-FI is completing plans that are anticipated to expand the capacity of the DOZ mine to 80,000 metric tons per day. The DOZ mine is one of the world’s largest underground mines.

Realized copper prices more than doubled to an average of $3.33 per pound in the second quarter of 2006 from $1.53 per pound in the second quarter of 2005. The spot copper price on the London Metal Exchange (LME) closed at $3.56 per pound on July 17, 2006. Realized gold prices improved by 43 percent to an average of $613.77 per ounce in the second quarter of 2006 from $428.23 per ounce in the second quarter of 2005. The London P.M. gold fixing price closed at $652.50 per ounce on July 17, 2006.

FCX’s concentrate sales for the second quarter of 2006 included 185.1 million pounds of copper, priced at an average of $3.34 per pound, subject to final pricing over the next several months. Each $0.05 change in the price realized from the June 30 price would result in an approximate $5 million effect on FCX’s 2006 net income. Second-quarter 2006 adjustments to concentrate sales recognized in prior quarters increased revenues by $146.6 million ($77.7 million to net income or $0.35 per share) compared with $12.6 million ($6.7 million to net income or $0.03 per share) in the second quarter of 2005.

PT-FI’s share of annual sales in 2006 is currently projected to approximate 1.2 billion pounds of copper and 1.7 million ounces of gold, compared with previous estimates of 1.3 billion pounds and 1.7 million ounces. The reduction in estimated copper sales primarily reflects the operational issues experienced in the second quarter and the impact of mine plan revisions to incorporate geotechnical data. Efforts are under way to improve productivity of mining activities which would increase mining rates and advance timing of metal production. At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold. During 2006, approximately 63 percent of copper and 55 percent of gold sales are expected in the second half of the year, including 280.0 million pounds of copper and 320.0 thousand ounces of gold in the third quarter of 2006 and 475.0 million pounds of copper and 610.0 thousand ounces of gold in the fourth quarter of 2006. The achievement of PT-FI’s sales estimates will be dependent, among other factors, on the achievement of targeted mining rates, the successful operation of PT-FI production facilities and the impact of weather conditions at the end of fiscal periods on concentrate loading activities.

PT-FI’s mine plans are based on latest available data and studies, which take into account factors such as mining and milling rates, ore grades and recoveries, economic conditions and geologic/geotechnical considerations. PT-FI updates these plans to incorporate new data and conditions, with the objective of operating safely, managing risks and maximizing economic values. While ongoing analyses may alter current expectations, PT-FI’s five-year mine plan has been revised as follows:

PT-FI’s Share of Sales
	Previous Estimate		Current Estimate
	Copper billion lbs	Gold million ozs	Copper billion lbs	Gold million ozs
2006	1.3	1.7	1.2	1.7
2007	1.2	2.0	1.1	1.8
2008	1.5	2.4	1.4	1.9
2009	1.2	1.6	1.2	1.8
2010	1.3	1.9	1.3	2.1
Total	6.5	9.6	6.2	9.3
5-Year Average	1.3	1.9	1.24	1.9
Percent Change of Total			(4.6)%	(3.1)%

These revisions include updated estimates for 2006 and design changes to incorporate recent geotechnical data, resulting in deferral of production of certain high-grade ore from 2007 and 2008 into future periods. The revised mine plans also incorporate an anticipated expansion of the DOZ underground mine to 80,000 metric tons of ore per day, which would accelerate the production of high grade ore from DOZ. The preliminary economics of this project appear highly attractive. The mine plan changes affect the timing of metal production and do not impact ultimate recoverable reserves. PT-FI’s initiatives to improve productivity and mining rates are an important factor in the ability to meet or potentially to exceed these plans.

PT-FI is also continuing to analyze its longer range mine plans to assess the optimal design of the Grasberg open pit, which may affect the timing of development of the Grasberg underground block cave ore body. PT-FI’s previous plan included the transition from the Grasberg open pit to the Grasberg block cave ore body in 2015. PT-FI expects to complete the current studies on longer range plans by year-end 2006.

UNIT NET CASH COSTS
	Second Quarter			Six Months
	2006		2005	2006		2005
Per pound of copper:
Site production and delivery, after adjustments	$1.23		$0.71	$1.23		$0.65
Gold and silver credits	(0.85)		(0.87)	(1.07)		(0.83)
Treatment charges	0.49	(a)	0.21	0.43	(a)	0.21
Royalties	0.11		0.06	0.09		0.06
Unit net cash costs (b)	$0.98		$0.11	$0.68		$0.09

a)
Includes $0.07 per pound in the second quarter and $0.03 per pound in the six-month period for adjustments to prior periods’ concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices.

b)
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash costs, including gold and silver credits, averaged $0.98 per pound of copper during the second quarter of 2006, compared with $0.11 per pound in the 2005 quarter. The higher unit site production and delivery costs in the 2006 period primarily reflected lower sales volumes resulting from mine sequencing in the Grasberg open pit, higher treatment charges and royalties attributable to increased copper prices, the impact of changes in accounting for stripping costs and higher input costs, including energy. Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.

On January 1, 2006, FCX adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6), which requires that stripping costs be included in costs of sales as incurred beginning in 2006. Upon adoption of EITF 04-6, FCX eliminated its deferred mining cost asset ($285.4 million) at December 31, 2005, net of taxes, minority interest share and inventory effects ($135.9 million), as a cumulative effect adjustment which reduced its retained earnings on January 1, 2006. Unit site production and delivery costs were net of deferred mining costs of $0.07 per pound ($20.6 million) in the second quarter of 2005 and $0.08 per pound ($52.8 million) in the first six months of 2005.

Assuming average copper prices of $3.00 per pound and average gold prices of $600 per ounce for the remainder of 2006 and achievement of current 2006 sales estimates, PT-FI estimates that its annual 2006 unit net cash costs, including gold and silver credits, would approximate $0.66 per pound. Estimated unit net cash costs for 2006 are projected to be higher than the 2005 average, primarily because of lower 2006 copper and gold sales volumes, higher treatment charges and royalties attributable to increased copper prices and the change in the accounting treatment of stripping costs. Estimated average 2006 unit net cash costs are higher than previous estimates of $0.54 per pound, primarily reflecting the impact of higher copper prices on treatment charges and royalties, lower copper volumes and higher energy costs. Unit net cash costs for 2006 would change by approximately $0.02 per pound for each $25 per ounce change in the average price of gold for the balance of the year.

SMELTER OPERATIONS
FCX’s investment in smelters serves an important role in its concentrate marketing strategy. Through downstream integration, FCX assures placement of a significant portion of its concentrate production. Taking into account taxes and minority ownership interests, an equivalent change in smelting and refining charges essentially offset in FCX’s consolidated operating results.

Atlantic Copper treated 228,900 metric tons of concentrate and scrap in the second quarter of 2006, compared with 246,900 metric tons in the year-ago period. Atlantic Copper produced 131.5 million pounds of cathodes and sold 131.1 million pounds of cathodes during the second quarter of 2006, compared with cathode production of 137.8 million pounds and sales of 140.8 million pounds during the second quarter of 2005. Treatment charges received by Atlantic Copper averaged $0.34 per pound during the second quarter of 2006 and $0.21 per pound during the second quarter of 2005. The significant increase in treatment charges in the 2006 period reflects higher market rates and $0.09 per pound ($0.03 per pound in the second quarter of 2005) for price participation under the terms of Atlantic Copper’s concentrate purchase and sales agreements. Cathode cash unit costs averaged $0.21 per pound in the second quarter of 2006 and $0.18 per pound in the second quarter of 2005 (see attached presentation, “Cathode Cash Unit Costs”). Higher unit costs in 2006 primarily reflect the impact of lower volumes.

Atlantic Copper reported operating income of $21.8 million for the second quarter of 2006, compared with an operating loss of $0.1 million in the 2005 period. The positive results in the 2006 period primarily reflect higher treatment charges, net of higher costs. Each $0.01 change in treatment and refining charge rates equates to approximately $6 million of Atlantic Copper annual operating income.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 187,500 metric tons of concentrates in the second quarter of 2006, compared with 230,700 metric tons in the year-ago period. PT Smelting completed a 22-day maintenance turnaround in the second quarter of 2006 which resulted in lower production during the period. PT Smelting is currently expanding its production capacity from 250,000 metric tons of copper metal per year to 270,000 metric tons of copper metal per year. PT Smelting produced 127.3 million pounds of cathodes for the second quarter of 2006, compared with cathode production of 146.1 million pounds during the second quarter of 2005. PT Smelting’s cathode cash unit cost per pound totaled $0.25 per pound in the second quarter of 2006 and $0.10 per pound in the year-ago period (see attached presentation, “Cathode Cash Unit Costs”), primarily reflecting the impact of the maintenance turnaround discussed above and higher energy costs in 2006. PT-FI’s equity interest in PT Smelting’s earnings totaled $2.0 million, $1.6 million to net income or $0.01 per share, in the second quarter of 2006 compared to $2.6 million, $2.1 million to net income or $0.01 per share, in the 2005 quarter.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur. Changes in these net deferrals resulted in an addition to FCX’s net income totaling $18.1 million, $0.08 per share, in the second quarter of 2006, compared with an addition of $25.7 million, $0.12 per share, in the second quarter of 2005, and an addition of $57.4 million, $0.26 per share, in the first six months of 2006, compared with a reduction of $8.5 million, $0.04 per share, in the first six months of 2005. At June 30, 2006, FCX’s net deferred profits on PT-FI concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interests sharing totaled $60.5 million. Based on copper prices of $3.00 per pound and gold prices of $600 per ounce for the third quarter of 2006 and current shipping schedules, FCX estimates that the net change in deferred profits on intercompany sales will result in a decrease to net income of approximately $10 million in the third quarter of 2006. The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

EXPLORATION and MINE DEVELOPMENT ACTIVITIES
PT-FI’s exploration efforts in 2006 are focused on testing extensions of the Deep Grasberg and Kucing Liar mine complex, the resource potential below the previously mined Ertsberg deposit and other targets in Block A of its Contract of Work, the existing producing area of the Grasberg minerals district. FCX continues to assess the timing of resumption of suspended exploration activities in prospective areas outside Block A.

In 2004, PT-FI commenced its Common Infrastructure project, which will provide access to its large undeveloped underground ore bodies located in the Grasberg minerals district through a tunnel system located approximately 400 meters deeper than its existing underground tunnel system. In addition to providing access to its underground ore bodies, the tunnel system will enable PT-FI to conduct future exploration in prospective areas associated with its currently identified ore bodies. Development of the Common Infrastructure project is progressing according to plan.

PT-FI is also developing the Big Gossan underground mine, a high-grade deposit located near the existing milling complex. The engineering design for Big Gossan includes 53 million metric tons of ore, grading 2.3 percent copper and 1.1 g/t of gold, expected to yield aggregate recoverable copper of 2.5 billion pounds and aggregate recoverable gold of 1.2 million ounces. Aggregate capital expenditures for Big Gossan to be incurred over a four-year period beginning in 2005 total approximately $225 million, $195 million net to PT-FI, with a ramp-up to full production of 7,000 metric tons per day by 2010 (average annual aggregate incremental production approximating 135 million pounds of copper and 65,000 ounces of gold, with PT-FI receiving 60 percent of these amounts).

As discussed above, PT-FI is expanding the DOZ underground mine to 50,000 metric tons per day from the current capacity of 35,000 metric tons per day. The 50,000 metric tons per day expansion is on track for completion in mid-2007. PT-FI anticipates expanding this mine further to 80,000 metric tons of ore per day.

CASH FLOWS and DEBT REDUCTIONS
FCX generated operating cash flows totaling $499.7 million during the second quarter of 2006 and $375.9 million for the first half of 2006. Operating cash flows for the first six months of 2006 were reduced by $519.2 million used for working capital requirements, including $328.4 million for income tax payments attributable to earnings in 2005. Capital expenditures totaled $58.2 million for the second quarter of 2006 and $110.3 million for the first half of 2006. FCX’s capital expenditures for 2006 are currently estimated to approximate $250 million.

Using estimated sales volumes for the remainder of 2006 and assuming average prices of $3.00 per pound of copper and $600 per ounce of gold for the remainder of 2006, FCX would generate operating cash flows approximating $1.6 billion in 2006, with over $1.2 billion in the second half of the year. In the balance of the year, each $0.10 per pound change in copper prices would affect 2006 cash flows by approximately $38 million and each $25 per ounce change in gold prices would affect 2006 cash flows by approximately $12 million.

Total debt as of June 30, 2006 approximated $1.1 billion, $714.1 million net of $357.8 million of cash. Total debt was reduced by $184.1 million in the first half of 2006, including $167.4 million for the mandatory redemption of FCX’s Gold-Denominated Preferred Stock, Series II in the first quarter for $236.4 million, resulting in a $69.0 million loss recognized in revenues ($36.6 million to net income or $0.17 per share) for the first six months of 2006. Other debt reductions in the first half of 2006 included privately negotiated transactions to induce conversion of $16.0 million of 7% Convertible Senior Notes due 2011 into 0.5 million shares of FCX common stock and purchases in open market transactions of $11.5 million of 10⅛% Senior Notes due 2010 for $12.6 million. As a result of the induced conversions and open market transactions, FCX recorded charges of $2.2 million ($1.5 million to net income, net of related reduction of interest expense, or $0.01 per share) in the first six months of 2006.

Following the debt repayments and redemption during the first half of 2006, FCX’s debt maturities for the remainder of 2006 total $92.1 million, including $25.8 million for the final redemption of FCX’s mandatorily redeemable silver preferred stock, which will result in a $12.5 million decrease in debt and a reduction of revenues of $13.3 million, $7.0 million to net income, in the third quarter of 2006. Debt maturities total $58.5 million for the three-year period of 2007 through 2009. FCX will continue to consider opportunities to repay debt in advance of scheduled maturities.

FCX is completing arrangements to amend its $195 million revolving credit facility scheduled to mature in September 2006. In addition to extending the maturity to 2009, FCX expects to increase the size of the facility to $465 million, which may be expanded to up to $500 million with additional lender commitments.

FINANCIAL POLICY
FCX has a long-established tradition of returning substantial cash to shareholders through dividends and share purchases. Based on current mine plans and subject to future copper and gold prices, FCX expects its cash flows to exceed budgeted capital expenditures, which would provide opportunities to reduce debt further and return cash to shareholders through dividends and share purchases.

Financial transactions completed during the second quarter of 2006 totaled $328.5 million, including $29.4 million in debt reductions, $199.3 million in common stock dividends ($1.0625 per share) and $99.8 million used to purchase 2.0 million shares of common stock at an average price of $49.94 per share. Dividends included a supplemental dividend of $0.75 per share paid on June 30, 2006. Year-to-date, FCX has completed approximately $636 million in financial transactions, including debt reductions totaling $184.1 million, common stock dividends totaling $352.5 million ($1.875 per share) and $99.8 million in common stock purchases. Since December 2004, FCX has paid six supplemental dividends totaling $551.7 million ($3.00 per share).

FCX has purchased a total of 7.8 million shares for $279.5 million (average of $36.05 per share) under its Board authorized 20-million share open market purchase program. As of July 17, 2006, 12.2 million shares remain available for purchase under the program. As of June 30, 2006, FCX had 187.2 million common shares outstanding.

The potential payment of future regular and supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions. The timing of future purchases of FCX’s common stock depends on a number of factors including the price of its common shares, its cash flows and financial position, copper and gold prices and general economic and market conditions.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected treatment charge rates, projected operating cash flows, projected capital expenditures, the impact of copper and gold price changes, and the impact of changes in deferred intercompany profits on earnings. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The declaration and payment of dividends is at the discretion of the company’s Board of Directors and will depend on the company’s cash flows and financial position, copper and gold prices and general economic and market conditions. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and cathode cash unit cost per pound of copper. As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.” A conference call with securities analysts about second-quarter 2006 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, August 11, 2006.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 1 of 2)

	Second Quarter		Six Months
	2006	2005	2006		2005
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	237,100	302,300	458,400		637,900
Production (metric tons)	107,500	137,100	207,900		289,300
Sales (000s of pounds)	220,100	313,700	445,300		641,800
Sales (metric tons)	99,900	142,300	202,000		291,100
Average realized price per pound	$3.33	$1.53	$3.27		$1.54
Gold (recoverable ounces)
Production	307,300	591,300	769,100		1,200,700
Sales	278,000	616,400	750,500		1,211,700
Average realized price per ounce	$613.77	$428.23	$492.73	[a]	$427.54
Silver (recoverable ounces)
Production	877,300	1,020,400	1,556,400		2,318,000
Sales	835,200	1,057,700	1,542,300		2,328,000
Average realized price per ounce	$11.74	$7.04	$11.19		$7.02

PT Freeport Indonesia, 100% Aggregate
Ore milled (metric tons per day)	223,700	211,800	220,200		205,600
Average ore grade
Copper (percent)	0.72	0.98	0.72		1.06
Gold (grams per metric ton)	0.67	1.43	0.79		1.52
Gold (ounce per metric ton)	0.022	0.046	0.025		0.049
Silver (grams per metric ton)	3.84	4.54	4.02		4.89
Silver (ounce per metric ton)	0.123	0.146	0.129		0.157
Recovery rates (percent)
Copper	84.1	87.4	83.3		88.5
Gold	76.4	83.8	78.8		83.3
Silver	47.8	53.2	41.9		55.6
Copper (recoverable)
Production (000s of pounds)	258,800	349,200	505,400		739,500
Production (metric tons)	117,300	158,400	229,200		335,400
Sales (000s of pounds)	239,900	362,500	491,200		743,900
Sales (metric tons)	108,800	164,400	222,800		337,400
Gold (recoverable ounces)
Production	325,700	727,400	796,400		1,491,300
Sales	293,800	758,600	780,100		1,501,800
Silver (recoverable ounces)
Production	900,000	1,211,500	1,594,100		2,599,500
Sales	844,300	1,256,700	1,555,400		2,614,200

a.	Amount was $585.34 before a loss resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 2 of 2)

	Second Quarter		Six Months
	2006	2005	2006	2005
Atlantic Copper
Concentrate and scrap treated (metric tons)	228,900	246,900	479,600	462,700
Anodes
Production (000s of pounds)	138,700	159,400	295,800	306,800
Production (metric tons)	62,900	72,300	134,200	139,200
Sales (000s of pounds)	7,300	15,300	33,700	36,200
Sales (metric tons)	3,300	6,900	15,300	16,400
Cathodes
Production (000s of pounds)	131,500	137,800	260,900	269,500
Production (metric tons)	59,600	62,500	118,300	122,200
Sales (000s of pounds)	131,100	140,800	267,700	273,400
Sales (metric tons)	59,400	63,900	121,400	124,000
Gold sales in anodes and slimes (ounces)	199,000	178,900	444,600	246,200
Cathode cash unit cost per pound[a]	$0.21	$0.18	$0.20	$0.18

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	187,500	230,700	421,900	457,100
Anodes
Production (000s of pounds)	110,900	153,100	258,700	304,400
Production (metric tons)	50,300	69,500	117,300	138,100
Cathodes
Production (000s of pounds)	127,300	146,100	269,700	289,600
Production (metric tons)	57,700	66,300	122,300	131,400
Sales (000s of pounds)	129,600	145,500	270,300	289,200
Sales (metric tons)	58,800	66,000	122,600	131,200
Cathode cash unit cost per pound[b]	$0.25	$0.10	$0.19	$0.10

a.
For a reconciliation of cathode cash unit cost per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

b.
For a reconciliation of cathode cash unit cost per pound to equity in PT Smelting’s earnings reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues[a]	$1,426,202	$902,909	$2,512,324	$1,705,974
Cost of sales:
Production and delivery[b]	605,607	390,586 [c]	1,083,522	755,592 [c]
Depreciation and amortization	43,355	54,159	86,605	111,085
Total cost of sales	648,962	444,745	1,170,127	866,677
Exploration expenses[b]	2,778	2,342	5,354	4,262
General and administrative expenses[b,d]	35,135	25,379	65,766	46,993
Total costs and expenses	686,875	472,466	1,241,247	917,932
Operating income	739,327	430,443	1,271,077	788,042
Equity in PT Smelting earnings	2,006	2,562	5,565	5,158
Interest expense, net	(21,024)	(35,292)	(43,695)	(72,840)
(Losses) gains on early extinguishment and
conversion of debt	(267)	-	(2,240)	37
Other income, net	14,616 [e]	8,143	19,574 [e]	16,095
Income before income taxes and minority
interests	734,658	405,856	1,250,281	736,492
Provision for income taxes	(310,244)	(188,684)	(531,966)	(352,712)
Minority interests in net income of
consolidated subsidiaries	(42,034)	(26,800)	(69,160)	(47,888)
Net income	382,380	190,372	649,155	335,892
Preferred dividends	(15,125)	(15,125)	(30,250)	(30,250)
Net income applicable to common stock	$367,255	$175,247	$618,905	$305,642

Net income per share of common stock:
Basic	$1.95	$0.98	$3.29	$1.71
Diluted[f]	$1.74	$0.91	$2.97	$1.62
Average common shares outstanding:
Basic	188,506	178,324	188,211	178,822
Diluted[f]	222,111	219,990	221,794	220,516

Dividends paid per share of common stock	$1.0625	$0.25	$1.875	$1.00

a.
Includes positive adjustments to prior period concentrate sales totaling $146.6 million for the 2006 quarter, $12.6 million for the 2005 quarter, $137.9 million for the 2006 six-month period and $8.7 million for the 2005 six-month period.

b.
On January 1, 2006, FCX adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” or “SFAS 123R.” Incremental costs associated with adoption of SFAS 123R totaled $6.8 million ($4.0 million to net income) in the 2006 quarter and $15.9 million ($9.3 million to net income) in the 2006 six-month period. Total stock-based compensation costs follow (in millions):

	Second Quarter		Six-Month Period
	2006	2005	2006	2005
Production and delivery costs	$5.5	$1.3	$11.6	$2.6
Exploration expenses	0.3	-	0.7	-
General and administrative expenses	6.3	2.2	13.2	5.3
Total stock-based compensation costs	$12.1	$3.5	$25.5	$7.9
c.
Amounts are net of deferred mining costs of $20.6 million for the 2005 quarter and $52.8 million for the 2005 six-month period. On January 1, 2006, FCX adopted new accounting rules, described in Note a on page IV, which require that stripping costs incurred during production be charged to cost of sales as incurred.

d.
Includes Rio Tinto’s share of joint venture reimbursements for employee stock option exercises which decreased general and administrative expenses by $2.6 million for the 2006 quarter, $0.1 million for the 2005 quarter, $7.1 million for the 2006 six-month period and $3.0 million for the 2005 six-month period.

e.	Includes an $8.6 million gain from the disposition of certain land owned by Atlantic Copper.
f.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling $5.1 million and dividends totaling $15.1 million for the 2006 quarter, interest expense of $10.3 million and dividends totaling $15.1 million for the 2005 quarter, interest expense of $10.2 million and dividends of $30.3 million for the 2006 six-month period and interest expense of $20.6 million and dividends of $30.3 million for the 2005 six-month period, and the inclusion of 32.0 million shares for the 2006 quarter, 39.8 million shares for the 2005 quarter, 31.9 million shares for the 2006 six-month period and 39.7 million shares for the 2005 six-month period.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2006		2005
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$357,751		$763,599
Accounts receivable	685,275		687,969
Inventories	790,942		565,019
Prepaid expenses and other	18,534		5,795
Total current assets	1,852,502		2,022,382
Property, plant, equipment and development costs, net	3,104,806		3,088,931
Deferred mining costs	-	[a]	285,355	[a]
Other assets	111,661		119,999
Investment in PT Smelting	40,570		33,539
Total assets	$5,109,539		$5,550,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$581,022		$573,560
Accrued income taxes	94,563		327,041
Current portion of long-term debt and short-term borrowings	89,683		253,350
Unearned customer receipts	56,900		57,184
Accrued interest payable	29,828		32,034
Rio Tinto share of joint venture cash flows	26,251		125,809
Total current liabilities	878,247		1,368,978
Long-term debt, less current portion:
Senior notes	612,900		624,365
Convertible senior notes	307,663		323,667
Equipment and other loans	47,764		54,529
Atlantic Copper debt	13,841		37
Total long-term debt, less current portion	982,168		1,002,598
Accrued postretirement benefits and other liabilities	236,710		210,259
Deferred income taxes	852,209		902,386
Minority interests	218,849		222,991
Stockholders' equity:
Convertible perpetual preferred stock	1,100,000		1,100,000
Class B common stock	30,011		29,696
Capital in excess of par value of common stock	2,357,782		2,212,246
Retained earnings	1,202,295	[a]	1,086,191
Accumulated other comprehensive income	199		10,749
Common stock held in treasury	(2,748,931)		(2,595,888)
Total stockholders’ equity	1,941,356		1,842,994
Total liabilities and stockholders’ equity	$5,109,539		$5,550,206

a.
On January 1, 2006, FCX adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6), which requires that stripping costs incurred during production be considered costs of the extracted minerals and included as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sale of inventory. Upon adoption of EITF 04-6, FCX recorded its deferred mining costs asset ($285.4 million) at December 31, 2005, net of taxes, minority interest share and inventory effects ($135.9 million), as a cumulative effect adjustment to reduce its retained earnings on January 1, 2006. In addition, stripping costs incurred in 2006 and later periods are now charged to cost of sales as incurred. Adoption of the new guidance has no impact on FCX’s cash flows.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2006	2005
	(In Thousands)
Cash flow from operating activities:
Net income	$649,155 [a]	$335,892
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	86,605	111,085
Minority interests' share of net income	69,160	47,888
Stock-based compensation	24,824	1,826
Long-term compensation and postretirement benefits	10,590	9,802
Losses (gains) on early extinguishment and conversion of debt	2,240	(37)
Deferred income taxes	63,295	5,327
Equity in PT Smelting earnings	(5,565)	(5,158)
Increase in deferred mining costs	- [a]	(52,810)[a]
(Recognition) elimination of profit on PT Freeport Indonesia
sales to PT Smelting	(12,979)	25
Provision for inventory obsolescence	3,000	3,000
Other	4,806	1,067
(Increases) decreases in working capital:
Accounts receivable	(1,790)	123,278
Inventories	(218,373)	25,155
Prepaid expenses and other	(2,845)	(2,406)
Accounts payable and accrued liabilities	29,655	(8,100)
Rio Tinto share of joint venture cash flows	(99,558)	(334)
Accrued income taxes	(226,292)	25,011
(Increase) decrease in working capital	(519,203)	162,604
Net cash provided by operating activities	375,928	620,511
Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(104,163)	(53,428)
Atlantic Copper and other capital expenditures	(6,182)	(5,863)
Sale of assets	2,887	-
Investment in PT Smelting and other	(1,152)	131
Proceeds from insurance settlement	-	2,016
Net cash used in investing activities	(108,610)	(57,144)
Cash flow from financing activities:
Proceeds from debt	53,135	65,647
Repayments of debt	(223,303)	(235,249)
Redemption of step-up preferred stock	-	(215)
Purchases of FCX common shares	(99,783)	(80,227)
Cash dividends paid:
Common stock	(352,493)	(179,658)
Preferred stock	(30,250)	(30,251)
Minority interests	(56,802)[b]	(71,425)[b]
Net proceeds from exercised stock options	13,830	2,016
Excess tax benefit from exercised stock options	22,522 [c]	-
Other	(22)	(21)
Net cash used in financing activities	(673,166)	(529,383)
Net (decrease) increase in cash and cash equivalents	(405,848)	33,984
Cash and cash equivalents at beginning of year	763,599	551,450
Cash and cash equivalents at end of period	$357,751	$585,434

a.	See Note a on page IV. Stripping costs are no longer deferred and are included in net income.
b.	Represents minority ownership interests’ share of PT Freeport Indonesia and PT Puncakjaya Power dividends.
c.	Prior to adoption of SFAS 123R, these amounts would have been classified as operating cash flows.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations expressed on a basis relating to its primary metal product, copper. PT Freeport Indonesia uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains copper, gold and silver, (3) it is not possible to specifically assign PT Freeport Indonesia’s costs to revenues from the copper, gold and silver it produces in concentrates, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by PT Freeport Indonesia’s management and Board of Directors to monitor its operations. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, PT Freeport Indonesia shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, PT Freeport Indonesia has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs, which consist of items such as stock-based compensation costs starting January 1, 2006, write-offs of equipment or unusual charges, have not been material. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold and silver revenues are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with a reconciliation to amounts reported in FCX’s consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended June 30, 2006
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold		Silver		Total
Revenues, after adjustments shown below	$741,511	$741,511	$175,763		$10,750		$928,024

Site production and delivery, before net noncash
and nonrecurring costs shown below	270,904	216,458	51,308		3,138		270,904
Gold and silver credits	(186,513)	-	-		-		-
Treatment charges	107,196 [a]	85,652 [b]	20,302	[b]	1,242	[b]	107,196
Royalty on metals	22,934	18,325	4,344		265		22,934
Unit net cash costs	214,521	320,435	75,954		4,645		401,034
Depreciation and amortization	33,910	27,095	6,422		393		33,910
Noncash and nonrecurring costs, net	10,404	8,313	1,970		121		10,404
Total unit costs	258,835	355,843	84,346		5,159		445,348
Revenue adjustments, primarily for pricing on
prior period open sales	237,274	237,274	-		-		237,274
PT Smelting intercompany profit elimination	(7,849)	(6,271)	(1,487)		(91)		(7,849)
Gross profit	$712,101	$616,671	$89,930		$5,500		$712,101

Pounds of copper sold (000s)	220,100	220,100
Ounces of gold sold			278,000
Ounces of silver sold					835,200

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.33	$3.33	$613.77		$11.74

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.23	0.98	184.56		3.76
Gold and silver credits	(0.85)	-	-		-
Treatment charges	0.49 [a]	0.39 [b]	73.03	[b]	1.49	[b]
Royalty on metals	0.11	0.09	15.62		0.32
Unit net cash costs	0.98	1.46	273.21		5.57
Depreciation and amortization	0.15	0.12	23.10		0.47
Noncash and nonrecurring costs, net	0.05	0.04	7.09		0.14
Total unit costs	1.18	1.62	303.40		6.18
Revenue adjustments, primarily for pricing on
prior period open sales	1.12	1.12	18.47		1.14
PT Smelting intercompany profit elimination	(0.03)	(0.03)	(5.35)		(0.11)
Gross profit per pound/ounce	$3.24	$2.80	$323.49		$6.59

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$928,024	$270,904	$33,910
Net noncash and nonrecurring costs per above	N/A	10,404	N/A
Less: Treatment charges per above	(107,196)	N/A	N/A
Royalty per above	(22,934)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	237,274	N/A	N/A
Mining and exploration segment	1,035,168	281,308	33,910
Smelting and refining segment	593,134	560,375	7,410
Eliminations and other	(202,100)	(236,076)	2,035
As reported in FCX’s consolidated financial
statements	$1,426,202	$605,607	$43,355

a.
Includes $14.4 million or $0.07 per pound for adjustments to prior quarters’ concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since March 31, 2006.

b.
Includes $11.5 million or $0.05 per pound for copper, $2.7 million or $9.84 per ounce for gold and $0.2 million or $0.20 per ounce for silver for adjustments to prior quarters’ concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since March 31, 2006.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended June 30, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold		Silver		Total
Revenues, after adjustments shown below	$480,076	$480,076		$264,040		$7,406		$751,522

Site production and delivery, before net noncash
and nonrecurring costs shown below	221,071 [a]	141,221	[b]	77,671	[b]	2,179	[b]	221,071
Gold and silver credits	(271,446)	-		-		-		-
Treatment charges	67,867	43,354		23,844		669		67,867
Royalty on metals	17,741	11,333		6,233		175		17,741
Unit net cash costs	35,233	195,908		107,748		3,023		306,679
Depreciation and amortization	44,217	28,246		15,535		436		44,217
Noncash and nonrecurring costs, net	2,284	1,459		802		23		2,284
Total unit costs	81,734	225,613		124,085		3,482		353,180
Revenue adjustments, primarily for pricing on
prior period open sales	12,472	12,472		-		-		12,472
PT Smelting intercompany profit recognized	2,552	1,630		897		25		2,552
Gross profit	$413,366	$268,565		$140,852		$3,949		$413,366

Pounds of copper sold (000s)	313,700	313,700
Ounces of gold sold				616,400
Ounces of silver sold						1,057,700

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$1.53	$1.53		$428.23		$7.04

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.71 [a]	0.45	[b]	126.01	[b]	2.06	[b]
Gold and silver credits	(0.87)	-		-		-
Treatment charges	0.21	0.14		38.68		0.63
Royalty on metals	0.06	0.03		10.11		0.17
Unit net cash costs	0.11	0.62		174.80		2.86
Depreciation and amortization	0.14	0.09		25.20		0.41
Noncash and nonrecurring costs, net	0.01	0.01		1.30		0.02
Total unit costs	0.26	0.72		201.30		3.29
Revenue adjustments, primarily for pricing on
prior period open sales	0.04	0.04		0.12		(0.03)
PT Smelting intercompany profit recognized	0.01	0.01		1.45		0.02
Gross profit per pound/ounce	$1.32	$0.86		$228.50		$3.74

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$751,522	$221,071		$44,217
Net noncash and nonrecurring costs per above	N/A	2,284		N/A
Less: Treatment charges per above	(67,867)	N/A		N/A
Royalty per above	(17,741)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	12,472	N/A		N/A
Mining and exploration segment	678,386	223,355		44,217
Smelting and refining segment	331,897	321,909		7,141
Eliminations and other	(107,374)	(154,678)		2,801
As reported in FCX’s consolidated financial
statements	$902,909	$390,586		$54,159

a.	Net of deferred mining costs totaling $20.6 million or $0.07 per pound. Following adoption of EITF 04-6 on January 1, 2006, stripping costs are no longer deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $13.2 million or $0.04 per pound for copper, $7.2 million or $11.74 per ounce for gold and $0.2 million or $0.19 per ounce for silver. See Note a above and Note a on page IV.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Six Months Ended June 30, 2006
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold		Silver		Total
Revenues, after adjustments shown below	$1,460,234	$1,460,234		$458,561		$18,507		$1,937,302

Site production and delivery, before net noncash
and nonrecurring costs shown below	545,913	411,480		129,218		5,215		545,913
Gold and silver credits	(477,068)	-		-		-		-
Treatment charges	190,839 [a]	143,844	[b]	45,172	[b]	1,823	[b]	190,839
Royalty on metals	42,869	32,312		10,147		410		42,869
Unit net cash costs	302,553	587,636		184,537		7,448		779,621
Depreciation and amortization	67,683	51,016		16,021		646		67,683
Noncash and nonrecurring costs, net	22,072	16,637		5,224		211		22,072
Total unit costs	392,308	655,289		205,782		8,305		869,376
Revenue adjustments, primarily for pricing on
prior period open sales and gold hedging	128,357 [c]	197,319		(68,962)		-		128,357
PT Smelting intercompany profit recognized	12,979	9,783		3,072		124		12,979
Gross profit	$1,209,262	$1,012,047		$186,889		$10,326		$1,209,262

Pounds of copper sold (000s)	445,300	445,300
Ounces of gold sold				750,500
Ounces of silver sold						1,542,300

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.27	$3.27		$492.73	[d]	$11.19

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.23	0.93		172.18		3.38
Gold and silver credits	(1.07)	-		-		-
Treatment charges	0.43 [a]	0.32	[b]	60.19	[b]	1.18	[b]
Royalty on metals	0.09	0.07		13.52		0.27
Unit net cash costs	0.68	1.32		245.89		4.83
Depreciation and amortization	0.15	0.11		21.35		0.42
Noncash and nonrecurring costs, net	0.05	0.04		6.96		0.14
Total unit costs	0.88	1.47		274.20		5.39
Revenue adjustments, primarily for pricing on
prior period open sales	0.30 [c]	0.45		26.40		0.82
PT Smelting intercompany profit recognized	0.03	0.02		4.09		0.08
Gross profit per pound/ounce	$2.72	$2.27		$249.02		$6.70

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$1,937,302	$545,913		$67,683
Net noncash and nonrecurring costs per above	N/A	22,072		N/A
Less: Treatment charges per above	(190,839)	N/A		N/A
Royalty per above	(42,869)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	128,357	N/A		N/A
Mining and exploration segment	1,831,951	567,985		67,683
Smelting and refining segment	1,109,238	1,051,812		14,816
Eliminations and other	(428,865)	(536,275)		4,106
As reported in FCX’s consolidated financial
statements	$2,512,324	$1,083,522		$86,605

a.
Includes $12.4 million or $0.03 per pound for adjustments to 2005 concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since December 31, 2005.

b.
Includes $9.3 million or $0.02 per pound for copper, $2.9 million or $3.91 per ounce for gold and $0.1 million or $0.08 per ounce for silver for adjustments to 2005 concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since December 31, 2005.

c.	Includes a $69.0 million or $0.16 per pound loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
d.	Amount was $585.34 before a loss resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Six Months Ended June 30, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold	Silver		Total
Revenues, after adjustments shown below	$995,096	$995,096		$515,038	$16,506		$1,526,640

Site production and delivery, before net noncash
and nonrecurring costs shown below	414,425 [a]	270,131	[b]	139,813 [b]	4,481	[b]	414,425
Gold and silver credits	(531,544)	-		-	-		-
Treatment charges	139,353	90,833		47,013	1,507		139,353
Royalty on metals	36,519	23,804		12,320	395		36,519
Unit net cash costs	58,753	384,768		199,146	6,383		590,297
Depreciation and amortization	91,142	59,408		30,749	985		91,142
Noncash and nonrecurring costs, net	2,808	1,831		947	30		2,808
Total unit costs	152,703	446,007		230,842	7,398		684,247
Revenue adjustments, primarily for pricing on
prior period open sales	15,016	15,016		-	-		15,016
PT Smelting intercompany profit elimination	(25)	(16)		(9)	-		(25)
Gross profit	$857,384	$564,089		$284,187	$9,108		$857,384

Pounds of copper sold (000s)	641,800	641,800
Ounces of gold sold				1,211,700
Ounces of silver sold					2,328,000

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$1.54	$1.54		$427.54	$7.02

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.65 [a]	0.42	[b]	115.39 [b]	1.92	[b]
Gold and silver credits	(0.83)	-		-	-
Treatment charges	0.21	0.14		38.80	0.65
Royalty on metals	0.06	0.04		10.17	0.17
Unit net cash costs	0.09	0.60		164.36	2.74
Depreciation and amortization	0.14	0.09		25.38	0.42
Noncash and nonrecurring costs, net	0.01	0.01		0.78	0.01
Total unit costs	0.24	0.70		190.52	3.17
Revenue adjustments, primarily for pricing on
prior period open sales	0.04	0.04		(2.47)	0.06
PT Smelting intercompany profit elimination	-	-		(0.01)	-
Gross profit per pound/ounce	$1.34	$0.88		$234.54	$3.91

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$1,526,640	$414,425		$91,142
Net noncash and nonrecurring costs per above	N/A	2,808		N/A
Less: Treatment charges per above	(139,353)	N/A		N/A
Royalty per above	(36,519)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	15,016	N/A		N/A
Mining and exploration segment	1,365,784	417,233		91,142
Smelting and refining segment	604,013	585,486		14,230
Eliminations and other	(263,823)	(247,127)		5,713
As reported in FCX’s consolidated financial
statements	$1,705,974	$755,592		$111,085

a.	Net of deferred mining costs totaling $52.8 million or $0.08 per pound. Following adoption of EITF 04-6 on January 1, 2006, stripping costs are no longer deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $34.4 million or $0.05 per pound for copper, $17.8 million or $14.70 per ounce for gold and $0.6 million or $0.25 per ounce for silver. See Note a above and Note a on page IV.

X

FREEPORT-McMoRan COPPER & GOLD INC.
CATHODE CASH UNIT COSTS

Cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs incurred to produce cathodes at FCX’s smelting operations in Spain and Indonesia. FCX uses this measure for the same purpose and for monitoring operating performance at its smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although Atlantic Copper’s and PT Smelting’s measures may not be comparable to similarly titled measures reported by other companies.

ATLANTIC COPPER CATHODE CASH UNIT COST PER POUND OF COPPER
The reconciliation below presents reported production costs for FCX’s smelting and refining segment (Atlantic Copper) and subtracts or adds components of those costs that do not directly relate to the process of converting copper concentrates to cathodes. The adjusted production costs amounts are used to calculate Atlantic Copper’s cathode cash unit cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Smelting and refining segment production costs reported
in FCX’s consolidated financial statements	$560,375	$321,909	$1,051,812	$585,486
Less:
Raw material purchase costs	(409,477)	(209,199)	(735,418)	(406,470)
Production costs of anodes sold	(1,524)	(2,368)	(6,049)	(5,766)
Other	3,335	179	4,447	(1,034)
Credits:
Gold and silver revenues	(118,816)	(78,473)	(248,859)	(110,421)
Acid and other by-product revenues	(6,279)	(7,291)	(12,938)	(14,591)
Production costs used in calculating cathode cash unit
cost per pound	$27,614	$24,757	$52,995	$47,204

Pounds of cathode produced	131,500	137,800	260,900	269,500

Cathode cash unit cost per pound	$0.21	$0.18	$0.20	$0.18

PT SMELTING CATHODE CASH UNIT COST PER POUND OF COPPER
The calculation below presents PT Smelting’s reported operating costs and subtracts or adds components of those costs that do not directly relate to the process of converting copper concentrates to cathodes. PT Smelting’s operating costs are then reconciled to PT Freeport Indonesia’s equity in PT Smelting earnings reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating costs - PT Smelting (100%)	$31,438	$17,623	$55,404	$36,074
Add: Gold and silver refining charges	1,039	1,119	2,505	2,075
Less: Acid and other by-product revenues	(3,666)	(3,641)	(7,402)	(7,502)
Other	3,522	(400)	1,922	(898)
Production costs used in calculating cathode cash unit
cost per pound	$32,333	$14,701	$52,429	$29,749

Pounds of cathode produced	127,300	146,100	269,700	289,600

Cathode cash unit cost per pound	$0.25	$0.10	$0.19	$0.10

Reconciliation to Amounts Reported
Operating costs per above	$(31,438)	$(17,623)	$(55,404)	$(36,074)
Other costs	(528,549)	(312,792)	(1,000,584)	(590,943)
Revenue and other income	568,252	340,904	1,078,729	648,130
PT Smelting net income	8,265	10,489	22,741	21,113

PT Freeport Indonesia’s 25% equity interest	2,066	2,622	5,685	5,278
Amortization of excess investment cost	(60)	(60)	(120)	(120)
Equity in PT Smelting earnings reported in
FCX’s consolidated financial statements	$2,006	$2,562	$5,565	$5,158

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) pays a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the United States (U.S.) provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to their parent company, FCX. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no net financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia, but can be utilized to offset Atlantic Copper’s future profits.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses. FCX receives minimal, if any, tax benefit from these costs, including interest expense, primarily because the parent company normally generates no taxable income from U.S. sources. As a result, FCX’s provision for income taxes as a percentage of its consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia’s income changes, absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of FCX’s consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Mining and exploration segment operating income[a]	$690,977	$390,780	$1,138,504	$819,087
Mining and exploration segment interest expense, net	(1,608)	(5,897)	(4,881)	(11,624)
Intercompany operating profit recognized (deferred)	34,208	48,350	108,419	(15,220)
Income before taxes	723,577	433,233	1,242,042	792,243
Indonesian corporate income tax rate	35%	35%	35%	35%
Corporate income taxes	253,252	151,632	434,715	277,285

Approximate PT Freeport Indonesia net income	470,325	281,601	807,327	514,958
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	42,630	25,524	73,176	46,676

PT Indocopper Investama corporate income tax	11,247	6,957	16,870	21,081
Other, net	3,115	4,571	7,205	7,670
FCX consolidated provision for income taxes	$310,244	$188,684	$531,966	$352,712

FCX consolidated effective tax rate	42%	46%	43%	48%

a.
Excludes charges for the in-the-money value of FCX stock option exercises, which are eliminated in consolidation, totaling $29.4 million for the 2006 quarter, $0.7 million for the 2005 quarter, $85.5 million for the 2006 six-month period and $17.4 million for the 2005 six-month period.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

BUSINESS SEGMENTS
FCX has two operating segments: “mining and exploration” and “smelting and refining.” The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power-generating operations (after eliminations with PT Freeport Indonesia) and FCX’s Indonesian exploration activities. The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining		Eliminations and Other	FCX Total
	(In Thousands)
Three months ended June 30, 2006:
Revenues	$1,035,168	[a]	$593,134		$(202,100)	$1,426,202
Production and delivery	281,308		560,375		(236,076)[b]	605,607
Depreciation and amortization	33,910		7,410		2,035	43,355
Exploration expenses	2,709		-		69	2,778
General and administrative expenses	55,689	[c]	3,529		(24,083)[c]	35,135
Operating income	$661,552		$21,820		$55,955	$739,327
Equity in PT Smelting earnings	$-		$2,006		$-	$2,006
Interest expense, net	$1,608		$4,824		$14,592	$21,024
Provision for income taxes	$237,001		$-		$73,243	$310,244
Capital expenditures	$56,392		$2,669		$(838)	$58,223
Total assets	$3,890,148	[d]	$1,035,415	[e]	$183,976	$5,109,539

Three months ended June 30, 2005:
Revenues	$678,386	[a]	$331,897		$(107,374)	$902,909
Production and delivery	223,355		321,909		(154,678)[b]	390,586
Depreciation and amortization	44,217		7,141		2,801	54,159
Exploration expenses	2,272		-		70	2,342
General and administrative expenses	18,425	[c]	2,901		4,053 [c]	25,379
Operating income (loss)	$390,117		$(54)		$40,380	$430,443
Equity in PT Smelting earnings	$-		$2,562		$-	$2,562
Interest expense, net	$5,897		$4,387		$25,008	$35,292
Provision for income taxes	$138,007		$-		$50,677	$188,684
Capital expenditures	$29,939		$3,139		$(33)	$33,045
Total assets	$3,870,969	[d]	$717,707	[e]	$369,588	$4,958,264

Six months ended June 30, 2006:
Revenues	$1,831,951	[a]	$1,109,238		$(428,865)	$2,512,324
Production and delivery	567,985		1,051,812		(536,275)[b]	1,083,522
Depreciation and amortization	67,683		14,816		4,106	86,605
Exploration expenses	5,246		-		108	5,354
General and administrative expenses	137,995	[c]	7,304		(79,533)[c]	65,766
Operating income	$1,053,042		$35,306		$182,729	$1,271,077
Equity in PT Smelting earnings	$-		$5,565		$-	$5,565
Interest expense, net	$4,881		$10,271		$28,543	$43,695
Provision for income taxes	$381,692		$-		$150,274	$531,966
Capital expenditures	$105,332		$6,182		$(1,169)	$110,345

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Six months ended June 30, 2005:
Revenues	$1,365,784	[a]	$604,013	$(263,823)	$1,705,974
Production and delivery	417,233		585,486	(247,127)	755,592
Depreciation and amortization	91,142		14,230	5,713	111,085
Exploration expenses	4,164		-	98	4,262
General and administrative expenses	51,607	[c]	5,905	(10,519)[c]	46,993
Operating income (loss)	$801,638		$(1,608)	$(11,988)	$788,042
Equity in PT Smelting earnings	$-		$5,158	$-	$5,158
Interest expense, net	$11,624		$8,192	$53,024	$72,840
Provision for income taxes	$283,326		$-	$69,386	$352,712
Capital expenditures	$53,508		$5,863	$(80)	$59,291

a.
Includes PT Freeport Indonesia’s sales to PT Smelting totaling $325.4 million in the 2006 quarter, $194.9 million in the 2005 quarter, $607.9 million in the 2006 six-month period and $429.0 million in the 2005 six-month period.

b.
Includes deferral (recognition) of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale to third parties has not occurred, totaling $7.8 million in the 2006 quarter, $(2.6) million in the 2005 quarter and $(13.0) million in the 2006 six-month period.

c.
Includes charges to the mining and exploration segment for the in-the-money value of FCX stock option exercises which are eliminated in consolidation totaling $29.4 million in the 2006 quarter, $0.7 million in the 2005 quarter, $85.5 million in the 2006 six-month period and $17.4 million in the 2005 six-month period.

d.	Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $257.6 million at June 30, 2006, and $71.9 million at June 30, 2005.
e.	Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $40.6 million at June 30, 2006, and $52.9 million at June 30, 2005.

XIV